Exhibit 8.2

22 June 2012	Our Ref: RLM/pg/G1876-110486

Greenlight Capital Re, Ltd. 65 Market Street, Suite 1207 Camana Bay PO Box 31110 Grand Cayman, KY1-1205 Cayman Islands

Dear Sirs

GREENLIGHT CAPITAL RE, LTD.

We act as Cayman Islands counsel to Greenlight Capital Re, Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement references the offering and sale from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”), and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of up to $200,000,000 aggregate principal amount of the Company’s securities (the “Primary Securities”) consisting of Class A ordinary shares, par value $0.10 per share (“Ordinary Shares”); preferred shares, par value $0.10 per share (“Preferred Shares,” together with the Ordinary Shares, the “Equity Securities”); depositary shares representing fractional interests in deposits of Equity Securities (“Depositary Shares”); senior unsecured and subordinated unsecured debt securities to be issued pursuant to the applicable indenture to be entered into by the Company and Computershare Trust Company, N.A., as trustee (the “Debt Securities”); warrants to purchase Equity Securities (“Warrants”), to be issued under a warrant agreement (the “Warrant Agreement”) to be entered into by the Company and a warrant agent named therein (“Warrant Agent”); and purchase contracts obligating the Company to buy or sell Equity Securities or Depositary Shares from or to the holder of such contract (“Purchase Contracts”).

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

It is our opinion, subject to the assumptions and qualifications set forth therein, that the information and the legal conclusions set forth in the Registration Statement under the heading “Material Tax Considerations – Material Cayman Islands Income Tax Considerations” are accurate and complete in all material respects.

WALKERS	Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Material Tax Considerations – Material Cayman Islands Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

The tax advice contained in the Registration Statement was written to support the promotion or marketing of the transactions or matters described in the Registration Statement. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers

WALKERS